Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 30, 2009, relating to the financial statements and financial statement schedule of Trina Solar Limited, and the effectiveness of Trina Solar Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Trina Solar Limited for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
July 27, 2009